UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2023

RYMAN HOSPITALITY PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13079	73-0664379
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Gaylord Drive Nashville, Tennessee	37214
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 316-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $.01	RHP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 18, 2023, Ryman Hospitality Properties, Inc. (the “Company”), entered into a Credit Agreement (the “Credit Agreement”) among the Company, as a guarantor, its subsidiary RHP Hotel Properties, LP (the “Borrower”), as borrower, certain other subsidiaries of the Company party thereto, as guarantors, certain subsidiaries of the Company party thereto, as pledgors, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, which replaces and refinances the indebtedness evidenced by the Company’s Sixth Amended and Restated Credit Agreement, dated as of October 31, 2019 (as amended from time to time, the “Original Credit Agreement”) (collectively, the “Refinancing Transactions”).

The Credit Agreement provides a $700 million revolving credit facility (the “Revolver”) and $500 million term loan B facility (the “Term Loan B Facility”), as well as an accordion feature that will allow Borrower to increase the facilities following the closing date by an aggregate total of up to $475,000,000, which may be allocated between the Revolver and the Term Loan B Facility at the option of the Borrower. The Revolver replaces the Company’s existing $700 million revolving credit facility, and a portion of the proceeds of the Term Loan B Facility were used to repay in full the approximately $370 million balance of the Company’s existing term loan B facility.

Borrowings under the Revolver under the Credit Agreement bear interest at an annual rate equal to, at our option, either (i) Adjusted Term SOFR plus the applicable margin ranging from 1.40% to 2.00%, dependent upon our funded debt to total asset value ratio (as defined in the Credit Agreement), (ii) Adjusted Daily Simple SOFR plus the applicable margin ranging from 1.40% to 2.00%, dependent upon our funded debt to total asset value ratio (as defined in the Credit Agreement) or (iii) a base rate as set forth in the Credit Agreement plus the applicable margin ranging from 0.40% to 1.00%, dependent upon our funded debt to total asset value ratio (as defined in the Credit Agreement). Borrowings under the Term Loan B Facility will bear interest at an annual rate equal to, at our option, (i) Adjusted Term SOFR plus 2.75%, (ii) Adjusted Daily Simple SOFR plus 2.75% or (iii) a base rate as set forth in the Credit Agreement plus 1.75%. The Revolver matures on May 18, 2027, with the option to extend the maturity date for a maximum of one additional year through either (i) a single 12-month extension option or (ii) two individual 6-month extensions, and the Term Loan B Facility matures on May 18, 2030.

The Revolver and the Term Loan B Facility are subject to certain events of default which can be triggered by failing to meet the financial covenants, such as maintaining a consolidated net leverage ratio of not greater than 6.50x, a consolidated fixed charge coverage ratio of not less than 1.5x, secured indebtedness not to exceed 30% of consolidated total asset value, secured recourse indebtedness not to the exceed 10% of consolidated total asset value, unencumbered leverage ratio not to exceed 55% (with the ability to surge to 60% in connection with a material acquisition), and unencumbered adjusted NOI to unsecured interest expense ratio not to exceed 2.00x. If an event of default shall occur and be continuing, the principal amount outstanding under the Revolver and Term Loan B Facility, together with all accrued and unpaid interest and other amounts owing in respect thereof, may be declared immediately due and payable.

Certain lenders under the Credit Agreement or their affiliates have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business of the Company, its subsidiaries and certain of its affiliates, for which they receive customary fees and commissions.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

ITEM 2.03.            CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information included above in Item 1.01 is incorporated by reference into this Item 2.03.

ITEM 8.01.	OTHER EVENTS.

On May 18, 2023, the Company issued a press release announcing the Refinancing Transactions. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

10.1*	Credit Agreement, dated as of May 18, 2023, among Ryman Hospitality Properties, Inc., as parent and as a guarantor, RHP Hotel Properties, LP, as borrower, certain other subsidiaries of Ryman Hospitality Properties, Inc. party thereto, as guarantors, certain subsidiaries of Ryman Hospitality Properties, Inc. party thereto, as pledgors, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent.

99.1	Press Release of Ryman Hospitality Properties, Inc. dated May 18, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Certain schedules and similar attachments have been omitted in reliance on Instruction 4 of Item 1.01 of Form 8-K and Item 601(a)(5) of Regulation S-K. The Company will provide, on a supplemental basis, a copy of any omitted schedule or attachment to the Securities and Exchange Commission or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RYMAN HOSPITALITY PROPERTIES, INC.

Date: May 19, 2023	By:	/s/ Scott J. Lynn
	Name:	Scott J. Lynn
	Title:	Executive Vice President, General Counsel and Secretary